Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 4 to the Schedule 13D originally filed on December 1, 2008 (including amendments thereto) with respect to the Common Stock of Ditech Networks, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 22, 2009

LAMASSU HOLDINGS L.L.C.

By:	/s/ Timothy Leehealey
	Name:	Timothy Leehealey
	Title:	Managing Member

/s/ Timothy Leehealey
TIMOTHY LEEHEALEY

/s/ Samuel Healey
SAMUEL HEALEY